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                                                              EXHIBIT 2.02

             FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER

  The First Amendment to Agreement and Plan of Merger, dated as of July 10, 1996, is by and among United States Filter Corporation, a Delaware corporation ("USF"), USF/DWW Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of USF ("Sub"), and Davis Water & Waste Industries, Inc., a Georgia corporation ("DWW").

  WHEREAS, USF, Sub and Davis are parties to an Agreement and Plan of Merger dated as of June 10, 1996 (the "Agreement"); and

  WHEREAS, USF, Sub and Davis desire to amend the Agreement with regard to the scope of the anti-dilution provisions.

  NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and conditions hereinafter set forth, the parties hereby agree as follows:

  1. Amendment. Section 2.05 is hereby amended in its entirety as follows:

    "Section 2.05 Anti-Dilution Provisions. In the event USF changes the number of shares of USF Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, or similar recapitalization with respect to such stock and the record date therefor (in the case of stock dividend) or the effective date thereof (in the case of a stock split or similar capitalization for which a record date is not established) shall be prior to the Effective Time, the Exchange Ratio, as adjusted, and the Average Market Prices set forth in Sections 7.01(b) and (c) of this Agreement, shall be proportionately adjusted to reflect such stock split, stock dividend or other recapitalization."

  2. Counterparts. This Amendment may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

  3. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware.

  4. Agreement to Continue as Amended. Except as modified and amended by this Amendment, the Agreement shall remain and continue in full force and effect after the date hereof.
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  IN WITNESS WHEREOF, USF, Sub and DWW have caused this Amendment to be signed by their respective officers thereunto, duly authorized as of the date first written above.


DAVIS WATER & WASTE INDUSTRIES, INC.

                                          UNITED STATES FILTER CORPORATION

By:/s/ R. Doyle White                     By:/s/ Richard J. Heckmann
  ----------------------------------       ------------------------------------

Title: Chairman, President and CEO        Title: Chairman, President and CEO

                                          USF/DWW ACQUISITION CORPORATION

                                          By:/s/ Damian C. Georgino
                                           ------------------------------------

                                          Title: President



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